MICHAEL T. STUDER CPA P.C.

18 East Sunrise Highway

Freeport, NY 11520

Phone: (516) 378-1000

Fax: (516) 546-6220

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Interfac Mining Inc.

I consent to the use in Amendment No. 1 to the Registration Statement on Form SB-2 of my report dated September 19, 2007, included therein relating to the financial statements of Interfac Mining Inc. for the period June 15, 2006 (inception) to May 31, 2007.  I also consent to the reference to the firm under the heading “Interest of Named Experts and Counsel” in this registration statement.

/s/ Michael T. Studer

Michael T. Studer CPA P.C.

Freeport, New York

December 19, 2007